Exhibit 99.2
TARP First Fiscal Year Certification of the
Principal Financial Officer of Washington Banking Company
I, Richard A. Shields, certify, based on my knowledge, that:
(i)	Washington Banking Company (the “Company”) has maintained its compensation committee that meets the requirements of 31 CFR Part 30 during the period beginning on September 14, 2009 and ending December 31, 2009 (the “applicable period”), and the Company’s compensation committee was not required to complete the reviews under 31 CFR § 30.4 during the applicable period;
(ii)	Intentionally omitted (see paragraph (i) above);

(iii)	Intentionally omitted (see paragraph (i) above);

(iv)	Intentionally omitted (see paragraph (i) above);

(v)	The compensation committee of the Company will provide a narrative description of how it limited during any part of the 2009 fiscal year the features in:
(A)	Senior executive officer (“SEO”) compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B)	Employee compensation plans that unnecessarily expose the Company to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;
(vi)	The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (“bonus payments”), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the 2009 fiscal year if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending December 31, 2009;

(viii)	The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending December 31, 2009;

(ix)	The Company’s board of directors has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and the Federal Reserve; the Company and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	The Company will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending December 31, 2009;

(xi)	The Company will disclose the amount, nature and justification for the offering during the period beginning on June 15, 2009 and ending December 31, 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	The Company will disclose whether the Company, its board of directors or compensation committee has engaged during the period beginning on June 15, 2009 and ending December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending December 31, 2009;

(xiv)	The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv)	The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the 2010 fiscal year and the 2009 fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ Richard A. Shields
Richard A. Shields
Executive Vice President and Chief Financial Officer Washington Banking Company